Exhibit 10.20

CHIEF ACCOUNTING OFFICER

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of January 2nd, 2024 between Cardiff Lexington Corporation, a Nevada corporation (together with its subsidiaries, the “Company”) and Zia Choe, CPA, a resident of the State of California the (“Executive”).

WHEREAS the Company desires to employ the Executive to the position of Chief Accounting Officer (“CAO”), and the Executive desires to be employed by the Company, on the terms and conditions provided below; and

WHEREAS this Agreement shall govern the employment relationship between Executive and the Company and supersedes all previous agreements and understandings with respect to such employment relationship.

The parties agree as follows:

1. Agreement: Position. Subject to the terms and conditions of this Agreement, during the term of this Agreement the Company agrees to employ Executive who acknowledges and agrees to be employed by the Company and to serve the Company as the Chief Accounting Officer (“CAO). Executive’s title may not be changed during the term of this Agreement without Board approval.

2. Duties of Executive: Your duties and responsibilities will be those duties and responsibilities consistent with similar positions in a publicly traded company in the United States, and as may be assigned by the Company’s Senior Vice President and CFO, CEO, and Chairman of the Company’s Board of Directors, or by the Audit Committee of the Company’s Board of Directors. The Executive shall work on multiple duties, tasks, and projects, leveraging technical and issue solving skills in performing all related activities for a public reporting company with the following main objectives:

•	Record-to-report - delivering all timely and accurate internal and external financial reporting, including monthend accounting closes and all SEC reporting (10-K, 10-Q, 8-K, Form 3 and 4)
•	Development and enhancement of accounting principles, practices, and procedures to satisfy Sarbanes-Oxley (SOX) requirements,
•	Technical accounting diligence on prospective acquisitions,
•	Leadership in professionally managing finance and accounting processes and coordination with resources and partners both within and outside of the department/Company with respect to technical accounting advise.

The Executive will be fully engaged in working across all constituencies to accurately and timely report financial information, develop policies and procedures which align to enterprise-wide business strategies and accounting professional standards reporting directly to the CFO.

CAO Duties and responsibilities shall include:

•	Oversight of all accounts, ledgers, and reporting systems ensuring compliance with Generally Accepted Accounting Principles (GAAP), regulatory and Company requirements.

•	Maintain internal controls and safeguards over assets, revenue, costs, and expenditures.

•	Primarily responsible for timely and accurate reporting as a public company, including preparing and filing Form 10-Qs, Form 10-Ks, current reports on Form 8-K for earnings releases and other filings with the U. S. Securities and Exchange Commission (SEC).

•	Primarily responsible for timely reporting of month end, quarter-end, and year-end accounting closing process.

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•	Consistently perform analytical review of financial statements and data and present financial reports in an accurate and timely manner; clearly communicate monthly, quarterly, and annual financial statements; and keep senior leadership abreast of the Company’s financial position and results.

•	Responsible for timely and accurate bank and cash management and debt related reporting, accounts payable, customer billings and collections, also including proactively monitoring compliance with any covenants as and when necessary.

•	Oversee Audit on day-to-day basis, manage quarterly Compliance Disclosure Controls Committee (DCC) function and timely report findings to CEO and CFO

•	Serve as the main liaison with the external auditors in connection with the independent audit of the Company’s financial statements

•	Prepare as needed, ad-hoc financial statements and analyses, as well as assist compiling budgeting and forecasting models and analysis

•	Proactively analyzes, researches and conclude on new and proposed accounting, reporting and disclosure standards issued by the Financial Accounting Standards Board (FASB) and SEC, and prepare memorandums regarding the Company’s position and impact on the Company

•	Work closely with other subsidiary personnel and operations in a team environment to complete tasks and duties, and also work independently and be able to problem solve.

•	Responsibility for managing accounting and financial and reporting process, internal and external audit activities, implementation of internal controls in close collaboration with all subsidiary departments, as well as externally with lawyers, accountants, tax preparers, other professional services consultants, and others.

2.1 The Executive will work as a key member of the firm’s leadership team, the Executive will take a leadership role in the company’s growth, building, implementing, and work in conjunction with the CFO and CEO regarding Investor relations, systems, processes, workflows, and procedures. The Executive will also pay a critical role in helping to shape and guide the future growth and development of the organization and subsidiary company’s ongoing oversight. Executive agrees that Executive’s duties may be changed by the BOD and that Executive will cooperate with the CFO and CEO and will serve the Company in such other capacities and with such other duties and responsibilities as arc typically accorded to the position of CAO.

3. Other Duties and Obligations. In addition to performing the duties and the Services described in Section 2, Executive further agrees with the Company that, during the term of this Agreement:

(a)  Executive will comply with and be bound by the operating policies, procedures, standards, regulations, and practices of the Company that are in effect during Executive’s employment with the Company.

(b) Executive will be generally available and readily accessible to Company in person, by telephone, Zoom, Skype, e-mail, and facsimile at all reasonable times to include necessary overnight travel to subsidiary locations and targeted acquisitions.

(c)  Executive will not: (i) engage in any unethical, dishonest, fraudulent, or felonious criminal behavior; (ii) intentionally or deliberately cause or attempt to cause an injury to the Company; or (iii) steal, convert, misappropriate, or wrongfully and willfully use or disclose any proprietary information, technology, or trade secret of the Company as it relates to company business, relationships, and activities.

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4. Working Facilities. Executive will work virtually out of her home office. The Company reserves the right to require the Executive at some point in the future to be given reasonable notice to periodically travel on behalf of the Company.

5. Representations of Executive. Executive represent’ s and warrants to the Company that she is free to enter and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which Executive is a party or by which Executive is bound. Executive will devote substantially all her time and attention toward the fulfillment and execution of all assigned duties. Executive may devote such time and attention as needed to other business activities such as personal investments, independent consulting, board memberships, and advisory roles. Other business activities will not unreasonably interfere with your assigned duties.

6. Salary, Bonus and Benefits.

6.1 The Board shall make all decisions related to Executive’s base salary and the payment of bonuses, if any. Executive’s Annual Base Salary and other compensation will be reviewed by the Board at least annually.

6.2 Base Salary. The initial Annual Base Salary shall be at the rate of $210,000 per annum payable semi-monthly, in accordance with the Company’s customary payroll practices for as long as Executive is employed by the Company or until a change is made by CDIX to Executive’s salary. Payments to you will be less all amounts required to be withheld by federal, state and all other applicable income tax laws, regulations, and rulings. Executive will receive reviews of their job performance in accordance with CDIX’s policies. Adjustments to your compensation, if any, will generally be considered on an annual basis and will generally occur (but are not required to occur) in March of each year.

6.3 Signing Bonus. Executive shall receive a signing bonus of 2,500 series I preferred shares which have an initial stated value of $4.00, convert 1 preferred to 2 common shares therefore having an initial minimum value of twenty thousand dollars, ($20,000.00)

6.4 Benefits. In addition to the foregoing compensation, during Executive’s employment with the Company Executive will be entitled to participate in all future employee benefit plans and programs developed and maintained by the Company, so long as Executive meets any applicable eligibility requirements.

(a) Executive’s Annual Base Salary for any partial year will be prorated based upon the.”) number of days elapsed in such year. The Annual Base Salary may be increased (but not decreased) from time to time during the Service Term by the Board based upon the Company’s and Executive’s performance.

(b) Bonus Plan; Stock Options; Equity Awards. Executive shall be eligible to receive an annual bonus in accordance with Company bonus policy to be established by the Board from time to time (the “Annual Bonus”). The Annual Bonus, if any, will be determined by the Board based upon the Company’s annual achievement of financial performance goals and other annual objectives as determined by the Board in good faith for each calendar year of the Company.

(c) Stock Options. Executive shall be granted during the original term of this agreement annual common stock options equal to fifty percent of their earned annual salary at an option price of 50% of the current last ten (10) day stock average per share at and when exercised.

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(d) Additional Benefits. Executive and, to the extent eligible, and dependents, shall be entitled to participate in and receive: all future benefits under any welfare or pension benefit plans and programs made available in the future to the Company’s senior level executives or to its employees generally (including, without limitation, medical, disability and life insurance programs, accidental death and dismemberment protection, leave and participation in retirement plans and deferred compensation plans), subject, however, to the generally applicable eligibility and other provisions of the various plans and programs and laws and regulations in effect from time to time.

6.5 Expenses. All reasonable and .necessary expenses incurred by Executive in connection with Executive’s performance of the Services shall be reimbursed provided that such expenses are; (a) in accordance with the Company’s policies, as determined from time to time by the Board; and (b) properly documented and accounted for.

6.6 Vacation. Executive will also receive vacation time to be accrued in accordance with the Company’s policies, which total amount shall be four (4) weeks of annual paid vacation per year which do not conflict with the company’s quarterly and annual audits and SEC filings. Vacation time must be preapproved in writing, not exceed two weeks consecutively, and which must be used in within that year or forfeited. Consistent with the Company’s existing policies, Executive will be permitted to use up to five paid sick days each year and Executive will receive ten holidays with pay each year.

6.7 Settlement. Upon termination all compensation earned including salary, annual bonuses earned, stock, stock options and benefits earned and vested including vacation time will be pro-rata based upon last date of employment.

7. Term and Termination.

7.1 Term of Agreement. Unless this Agreement is earlier terminated in accordance with the provision of this Section 7, the term of this Agreement will commence annually on the Effective Date, the (“Initial Term) and shall automatically be renewed annually (“Renewal Term”) unless either party provides the other party with written notice of termination of this Agreement not later than thirty (30) days from the end of the then current term of the Agreement. The expiration of this Agreement at the end of the Initial Term or the then current Renewal term is hereinafter called the “Expiration Date”.

7.2 Events of Termination. Executive’s employment with the Company will terminate immediately upon any one of the following occurrences:

(a) the giving of a written notice by the Company to Executive other than pursuant to Section 7.1 stating that Executive’s employment with the Company is being terminated without Cause, which notice may be given by the Company at any time at the sole discretion of the Company (“Termination Without Cause”);

(b) the Company’s termination of Executive’s employment hereunder due to Executive’s death or Executive’s becoming “Disabled” as defined in Section 7.3 below (“Termination for Death or Disability”);

(c) any resignation by Executive of employment with the Company or any other voluntary termination or abandonment by Executive of his employment with the Company other than as provided in Section 7.1 (“Voluntary Termination”); or

(d) the Company’s termination of Executive’s employment hereunder for “Cause” as defined in Section 8.7 below (“Termination for Cause”).

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7.3 “Disabled” Defined. For purposes of this Agreement, Executive will be deemed to be “Disabled” if Executive is unable to perform the Services hereunder for more than 60 days during any consecutive 120-day period because of Executive’s illness or physical or mental disability, or incapacity, as determined by the Board, in consultation with a licensed physician mutually agreeable to the Board and Executive & Shareholder.

7.4 Date of Termination. the effective date of Executive’s termination pursuance to Section 7.2 (a), (b), (c) or (d), is referred to herein as the “Termination Date.”

8. Effect of Termination.

8.1 Termination Without Cause. In the event of the termination of Executive’s employment pursuant to Section 8.4 prior to the end of the then current term of this Agreement, Company will pay Executive the compensation and benefits otherwise payable to Executive under Section 6 for a one-month period following termination.

8.2 Termination for Death or Disability. In the event of any termination of Executive’s employment pursuant to Sections 7.2(b), the Company will pay Executive the compensation and benefits otherwise payable to Executive under Section 6 through the Termination Date. Executive’s rights under the Company’s benefit plans for general application in which Executive then participates, ·wil1 be determined under the provision of such plans. All options vested as of the Termination Date shall be exercisable to the extent set forth in the option agreement. Executive will be entitled to no other payment or compensation upon any such termination.

8.3 Voluntary Termination. In the event of the termination of Executive’s employment pursuant to Section 7.2(c), company will pay Executive no additional compensation or benefits and Executive shall forfeit all unexercised stock options.

8.4 Termination for Good Reason. After you have completed one year of service to the Company, in the event you terminate your employment with the Company for “Good Reason,” as defined below, or (ii) because you cannot perform your services as result of physical or mental incapacitation, you will be eligible to receive three months of your base salary as a severance payment, and you will be eligible to receive medical and dental benefits under the Company’s medical and dental plans then in effect. Any severance payment including the benefits described above will be paid by the Company as salary continuation in accordance with its regular payroll practices and will be conditioned upon the execution and non-revocation by you of a severance agreement and general release provided by the Company in which you will release any and all claims you may have against the Company and its affiliates (to the extent permitted by applicable law).

8.5 “Good Reason” shall mean a material diminution of Executive’s duties and responsibilities, or a material change in the position to which Executive reports. A termination by Executive for Good Reason can only occur if (i) within sixty (60) days after the initial occurrence of the condition giving rise to Good Reason Executive have given a written notice of such to the Company, (ii) the Company has not cured the condition within thirty (30) days after receipt of such notice, and (iii) Executive actually cease employment within thirty (30) days after the period set forth in clause (ii) above.

8.6 Termination for Cause. In the event of termination of Executive’s employment pursuance to Section 7.2(d), the Company will pay the Executive compensation and benefits otherwise payable to Executive through the date of termination and Executive shall forfeit all unexercised stock options.

8.7 “Cause” as used in this employment letter shall mean a termination of Executive employment by the Company because Executive has done any of the following: (a) materially breached or materially failed to perform Executive’s duties and responsibilities as set forth in this employment letter or its attached agreement or under applicable law; (b) failed to follow a lawful and reasonable directive of the Company’s CEO or the Company’s Board of Directors; (c) failed to follow the Company’s policies and procedures in effect from time to time; (d) committed an act of dishonesty in the performance of your duties and responsibilities or engaged in willful misconduct detrimental to the business of the Company; (e) been indicted on felony charges; (f) been convicted of misdemeanor charges involving any crime of moral turpitude; (g) breached in any material respect or failed to perform in any material respect Executive’s obligations and duties in any agreement between Executive and the Company; or (h) violated Executive’s restrictive covenants with the Company including, without limit, Executive’s non-compete, non-solicit, non-hire, confidentiality obligations, and intellectual property transfer obligations regarding the ownership of intellectual property created or developed, in whole or in part, by Executive while an employee of the Company as set forth in this agreement.

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9. Noncompetition, Trade Secrets, Etc. Executive hereby acknowledges that during his employment by the Company, Executive will have access to confidential information and business and professional contacts. In consideration of Executive’s employment and the special and unique opportunities afforded by Company to Executive as a result of Executive’s employment, the Executive hereby agrees as follows:

9.1 Non-Competition. For so long as Executive remains an Executive of the Company and for the Restricted Period (as defined in subsection 9.3 below) after the termination of employment with Company, as such period may be extended as hereinafter set forth Executive shall not directly or indirectly engage in (as principal, shareholder, partner, director, officer, agent, Executive, consultant, of otherwise) or be financially interested in any business which is involved in business activities which are the same as or in direct competition with business activities carried on by Company, or being definitively planned by Company at the time of the termination of Executive’s employment.) Nothing contained in this Subsection 9.1 shall prevent Executive from holding for investment up to three percent (3%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

9.2 Non-Solicitation. For so long as Executive remains an Executive of the Company and for a period of twelve months after the termination of employment with Company for any reason, Executive shall not directly or indirectly (as a principal, shareholder, partner, director, officer, agent, Executive, consultant or otherwise) induce or attempt to influence any Executive, customer, independent contractor, or supplier of Company to terminate employment or any other relationship with Company.

9.3 Restricted Period Defined; Executive shall not directly or indirectly engage in (as a principal, shareholder, partner, director, officer, agent, Executive, consultant or otherwise) or be financially interested in any business which is involved in business activities which are the same as or in direct competition with business activities carried on by Company, or being definitively planned by company at the time of the termination of Executive’s employment for a period of 12 months.

9.4 Non-Disclosure. Executive Shareholder shall not use for Executive’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than company, any “Confidential Information,” which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of, or developed by, Company or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Executive Shareholder or learned or acquired by Executive while in the employ of Company, but Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or the general public. The foregoing provisions of this Subsection (b) shall apply during and after the period when Executive is an Executive of the Company and shall be in addition to (and not a limitation of) any legally applicable protections of Company’s interest in confidential information, trade secrets, and the like. At the termination of Executive’s employment with Company, Executive shall return to the Company all copies of Confidential Information in any medium, including computer tapes and other forms of data storage.

9.5 Remedies.

(a) Executive acknowledges that the restrictions contained in the foregoing Subsections 9.1 through 9.4, are reasonable and necessary to protect the legitimate interests of the Company, that their enforcement will not impose a hardship on Executive or significantly impair Executive’s ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to Company. Executive therefore acknowledges that, in the event of Executive’s violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, as well as damages and an equitable accounting of all earnings, profit’s and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

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(b) If any of the restrictions specified in Subsections 9.1 or 9.2 above should be adjudged unreasonable in any proceeding, then such restrictions shall be modified so that they may be enforced for such time and in such area as is adjudged to be reasonable.

(c) If Executive violates any of the restrictions contained in Subsection 9, the Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of Company.

10. Miscellaneous.

10.1 Severability. If any provision of this Agreement is found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision will, to the extent allowable by law and the preceding sentence, not be voided or canceled but will instead be modified by such arbitrator or court so that it becomes enforceable and, as modified, will be enforced as any other provision hereof, all the other provision continuing in full force and effect.

10.2 No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligation or agreements will in no way affect the right to require such performance or compliance at any time thereafter. The waiver of either party of a breach of any provision hereof will not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind will be effective or binding unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

10.3 Assignment. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time.

10.4 Entire Agreement. This Agreement constitutes the entire and only agreement between the parties relating to employment of Executive with the Company, and this Agreement supersedes and cancels any and all previous contracts, arrangements, or understandings with respect thereto.

10.5 Amendment; Waiver. No provision of this Agreement may be modified, waived, terminated, or amended except by a written instrument executed by the parties hereto. No waiver of a breach of any provision of this Agreement shall constitute a waiver of any subsequent breach of the same or other provisions hereof.

10.6 Notices. All notices and other communications required or permitted under this Agreement will be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage prepaid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt or as delivered fifteen (15) days after mailing--if sent by mail, or by express courier, to the addresses as follows, or such other addresses as any party may notify the other parties.

Employer	Cardiff Lexington Corporation 3753 Howard Hughes Parkway Suite 200 Las Vegas, NV 89169

Executive	Zia Choe, CPA, 1020 Victoria Way La Habra, CA, 90631

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10.7 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the successors and personal representatives of the respective parties hereto.

10.8 Headings. The headings contained in this Agreement are for reference purposes only and will in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural includes the singular, and the masculine gender includes both male and female referents and the word “or” is used in the inclusive sense.

10.9 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which, taken together, constitute one and the same agreement.

10.10 Survival. The provisions within this agreement will survive the termination or expiration of this Agreement as a continuing agreement of the Company and Executive.

10.11 Governing Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of December, 29th, 2023.

Executive - Chief Accounting Officer (CAO)

/s/ Zia Choe
Zia Choe, CPA

Cardiff Lexington Corporation

/s/ Alex H. Cunningham
Alex H. Cunningham, CEO

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